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                                                                     EXHIBIT 4.9

                             SDS MERCHANT FUND, L.P.
                          c/o SDS Capital Partners, LLC
                         53 Forest Avenue, Second Floor
                        Old Greenwich, Connecticut 06870
                                 (203) 967-5850

                                                                    July 2, 2002

Vertel Corporation
21300 Victory Boulevard

Suite 700
Woodland Hills, California 91367
Attention: President and Chief Executive Officer

     Re:  Note and Warrant Purchase Agreement dated as of August 31, 2001
          ---------------------------------------------------------------

Gentlemen:

     Reference is hereby made to (i) the Note and Warrant Purchase Agreement (the "2001 Purchase Agreement") dated as of August 31, 2001 between Vertel Corporation (the "Company") and SDS Merchant Fund, L.P. ("SDS"); (ii) the Convertible Promissory Note dated January 3, 2002 issued to SDS (the "Note");
(iii) the Warrant dated August 31, 2001 issued to SDS (the "Warrant") and (iv) the Registration Rights Agreement (the "Registration Rights Agreement") dated as of August 31, 2001 between the Company and SDS. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the 2001 Purchase Agreement.

     SDS hereby waives Section 3.11 of the 2001 Purchase Agreement and Section 3.6(h) of the Note with respect to the requirement that the Company reserve and continue to reserve 200% of the maximum number of shares of Common Stock issuable upon conversion of the Note and upon exercise of the Warrant; provided, however, within one business day of the date that the Company files the Charter Amendment (as defined in the Note and Warrant Purchase Agreement dated July 2, 2002 between the Company and SDS) with the California Secretary of State, the Company shall take all action necessary to authorize and reserve for the purpose of issuance, a number of shares of Common Stock, when aggregated with the initial 16,065,343 shares of Common Stock previously reserved, equals at least 200% of the maximum number of shares of Common Stock to effect the conversion of the Note and exercise of the Warrant as of such date.

     SDS hereby acknowledges that the failure of the Company to continue to reserve 200% of the maximum number of shares of Common Stock issuable upon conversion of the Note and upon exercise of the Warrant until one business day of the date that the Company files the Charter Amendment shall not be deemed a default or a breach of any covenant under the Note, the 2001 Purchase Agreement, the Warrant or the Registration Rights Agreement.

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     If the foregoing comports with your understanding of our agreement, please so indicate by signing this letter agreement in the space provided below, whereupon this letter agreement shall evidence the binding obligations between us.

                                              Sincerely,

                                              SDS MERCHANT FUND, L.P.


                                              By: _____________________________
                                                  Name: Steve Derby
                                                  Title: Managing Member

Acknowledged and agreed:

VERTEL CORPORATION


By: ___________________________
    Name:
    Title:

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